Exhibit 10.34

SUBLEASE AGREEMENT

THIS SUBLEASE ("Sublease”) is made as of the 8th day of February 2023, by and between PAULUS, SOKOLOWSKI and SARTOR, LLC a New Jersey limited liability company ("Sublessor") and TIMBER PHARMACEUTICALS, Inc. a Delaware Corporation ("Sublessee").

BACKGROUND

ASublessor leases certain premises (the "'Premises'") frorn.S/K WARREN ASSOCIATES. LLC, a New Jersey limited liability company ("Landlord"), located in a build.mg at 3 Mountain View Road, Warren, New Jersey (the "Buildmg”), pursuant to a Lease dated September 11. 2019 (the “Prime Lease”). A true and correct copy of the Prime Lease is attached hereto and made a part. Hereof as Exhibit ''A1'.

B.Sublessee desires to sublease from Sublessor the Subleased Premises (as such term is defined below) and Sublessor desires to sublease to Sublessee, in accordance with the terms and conditions hereinafter set forth.

TERMS

NOW, THEREFORE. for and in consideration of the foregoing Background and the mutual covenants, promises conditions and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.Definitions. Those capitalized terms not defined herein shall have the same meanings ascribed to them in the Prime Lease.

2.Sublease Term and.Subleased Premises

(a)Sublease Term. Sublessor hereby subleases to Sublessee and Sublessee hereby rents from Sublessor the Subleased Premises (as defined below) for a term (the "Sublease Term'') commencing on the first day of the month following full execution and delivery to the Sublessee of the Sublease and delivery by Landlord of its consent to this Sublease (referred to herein as the ''Sublease Commencement Date"). The parties agree that subject to Landlord consent the Sublease Commencement Date will be March 15, 2023. The Sublease Term, subject to Section 9 hereof unless terminated earlier pursuant to the terms hereof shall automatically terminate without the necessity of notice from either party, at midnight on February 28, 2028 (''Sublease Expiration Date").

(b)Subleased Premises. Pursuant to this Sublease, Sublessor shall sublease to Sublessee the portion of the Premises located on the 1st floor of the Building (as such term is defined under the Prime Lease) with an aggregate rentable area of approximately 5,281 rentable square feet. (the "Subleased Premises"). A copy of the floor plan of the Subleased Premises is attached hereto and made a part hereof as Exhibit "B".

(c)FF&E. In addition, Sublessor shall have the right to use those items of furniture, trade fixtures, and equipment as well as Tenant cabling and wiring that are presently owned by Sublessor, that are located within the Subleased Premises (the "FF&E"). Sublessee hereby agrees to accept such FF&E - as-is, where is, and with all fault condition existing on the Sublease Commencement Date. Sublessee shall have the option to purchase the FF&E located in the Subleased Premises via a bill of sale from Sublessor to Sublessee under which Sublessor conveys to Sublessee, for the sum of $1.00 and other good and valuable consideration, all of Sublessor' s rights, title and interest in and to all those items of FF&E in the Subleased Premises.

(d)Parking. Sublessee shall have the right to twenty-one (21) of the parking spaces that Sublessor is entitled to use pursuant to the Prime Lease of which three (3) reserved spaces shall be in the underground covered parking.

(e)Sublessee's Early Termination Right. Sublessee shall have the one-time right (the "Early Termination Right"), but not the obligation, to terminate the Sublease effective as of the completion of the thirty-seventh (37th) full calendar month of the Sublease Term (the "Early Termination Date"), provided that the following conditions shall be satisfied: (a) Sublessee shall not be in default under the Sublease as of the time of exercise of its Early Termination Right nor at any time thereafter; (b) Sublessee shall give Sublessor nine (9) months prior written notice of the exercise of its Early Termination Right (the "Termination Notice"); (c) Sublessee shall pay Sublessor six (6) months Gross Rent at the time of the Termination Notice; and (d) Sublessee shall be responsible for the payment of Gross Rent and all other charges due under this Sublease through and inclusive of the Early Termination Date.

(f)Early Access. Notwithstanding anything in this Sublease to the contrary, Sublessee shall have the right to access the Subleased Premises commencing on the date that is the later of (i) the date this Sublease is fully executed and delivered to Sublessee, and (ii) the date Landlord delivers its consent to this Sublease, until the Sublease Commencement Date (the "Early Access Period") for the purpose of moving and installing furniture, equipment and/or fixtures within the Subleased Premises and preparing the Subleased Premises for Sublessee's use. Sublessee's early access to the Subleased Premises shall be subject to the conditions that Sublessee shall maintain, in full force and effect, the insurance policy or policies required under the Sublease. Sublessee shall not be required to pay Gross Rent during the Early Access Period. In no event shall the Early Access Period commence more than fourteen (14) days prior to the Sublease Commencement Date.

3.	Rent

(a)Rent. During the Sublease Term, Sublessee shall pay to Sublessor the gross rent ("Gross Rent") as follows:

Sublease Term Period	Gross Rent Per Rentable Square Foot	Gross Rent payable per calendar month
March 15, 2023-Febrauary 29, 2024	$20.00	$8,801.67
March 1, 2024-February 28, 2025	$20.50	$9,021.71
March 1, 2025-February 28, 2026	$21.00	$9,241.75

March 1, 2026-February 28, 2027	$21.50	$9,461.79
March 1, 2027-February 28, 2028	$22.00	$9,681.83

All monthly installments of Gross Rent shall be paid on the first (1st) day of each and every calendar month beginning on the Sublease Commencement Date, without prior notice or demand, abatement, set-off or deduction whatsoever, except as specifically provided herein. So long as Sublessee is not in Default of this Sublease beyond applicable notice and cure periods, Gross Rent shall be fully abated for the first month of the Sublease Term. Notwithstanding the foregoing, within five (5) business days of the Sublease Commencement Date, Sublessee shall pay to Sublessor in advance the Gross Rent for the second month of the Sublease Term.

(b)Electric Consumption. Sublessee electric consumption is not included in Gross Rent. Sublessee shall pay for its electric consumption in addition to Gross Rent and consistent with Sections 9.1 and 10.10 of the Prime Lease. Current Tenant Electric Charges are $1.75 psf.

(c)Place of Payment. All Gross Rent and/or any other charges herein reserved, included, or agreed to be treated as rent (Gross Rent and such other charges are sometimes hereinafter collectively referred to as "Rent") shall be payable by wire transfer as follows:

Bank:

Please call to confirm wire instructions before initiating any wires

Sublessor may, in its sole discretion, deliver to Sublessee a Gross Rent invoice each month during the Sublease Term but in no event shall Sublessor be obligated to provide such invoice to Sublessee.

(d)Security Deposit. Upon execution of this Sublease by Sublessee, Sublessee shall provide Sublessor with the amount of two (2) months Gross Rent as security for the faithful performance and observance by Sublessee of the terms, provisions and conditions of this Sublease. It is agreed that in the event Sublessee defaults in respect to any of the terms, provisions and conditions of this Sublease, including, but not limited to, the payment of Gross Rent, Sublessor may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Gross Rent or any other sum as to which Sublessee is in default or for any sum which Sublessor may expend or may be required to expend by reason of Sublessee's default in respect to any of the terms, covenants and conditions of this Sublease. If any portion of the security is so used, applied or retained, Sublessee will, within five (5) days after written demand, provide the amount sufficient to restore the security to its original amount. In the event that Sublessee shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the security shall be returned to Sublessee after the date fixed as the end of this Sublease and after delivery of entire possession of the Subleased Premises to Sublessor. Sublessee further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Sublessor nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

4.Late Charges. In addition to the remedies available to Sublessor in the event of default, if Sublessee shall fail to pay Gross Rent when due, Sublessee shall pay the late charges as provided and in accordance with the provisions described in in Section 3.6 of the Prime Lease.

5.Use. Sublessee shall use and occupy the Subleased Premises for general office purposes and otherwise in compliance with the provisions of the Prime Lease and no other use.

6.Application of Prime Lease

(a)Sublessee's Obligations. This Sublease is expressly subject and subordinate to all of the terms and conditions of the Prime Lease, and to all existing amendments, renewals and extensions thereof, and all of the terms, provisions and covenants as contained in the Prime Lease are incorporated herein by reference, except as herein expressly set forth. Sublessee hereby covenants and agrees to observe all of the terms, conditions, and covenants imposed upon the "Tenant" under the Prime Lease and to perform all of the duties and obligations imposed upon the Tenant thereunder. It is understood that under no circumstances shall the Sublessee be responsible for Tenant's performance of any of its obligations in the Prime Lease with respect to the second floor Leased Premises. To the extent any provision of this Sublease is inconsistent with any provisions of the Prime Lease, this Sublease shall govern except that if the standard for performance is more stringent under either the Prime Lease or this Sublease, the more stringent provisions shall prevail and Sublessee shall be obligated to comply therewith. Sublessee acknowledges that any default by it under this Sublease may constitute a default by Sublessor as Tenant under the Prime Lease, and that Sublessee's liability to Sublessor shall include, but not be limited to, any damages or liabilities incurred by Sublessor to Landlord under the Prime Lease. Sublessor represents and warrants that, to its knowledge, there is no event of default under the Prime Lease by Sublessor.

(b)No Duty to Render Services. Sublessor is not and shall not be required to render any services or utilities of any kind whatsoever to Sublessee or to perform any obligation of Landlord under the Prime Lease including but not limited to the services set forth in 8.1 of the Prime Lease. Sublessor shall not be liable to Sublessee for any default or failure on behalf of the Landlord under the Prime Lease in the performance or nonperformance by the Landlord of any of its covenants and obligations under the Prime Lease. If for any reason whatsoever, the Prime Lease should terminate prior to the expiration of the Sublease Term, then this Sublease shall likewise terminate simultaneously with such termination and Sublessee shall have no right or cause of action against Landlord or Sublessor by reason of such termination. Sublessor shall use commercially reasonable efforts, under the particular circumstances, to provide Sublessee with advance notice of the date of any early termination of the Prime Lease. Except as hereafter provided, it is understood and agreed that Sublessor is under no duty to make repairs, restoration, improvements or alterations to the Subleased Premises at the time ofletting or at any time thereafter.

(c)Insurance. During the Sublease Term, Sublessee shall maintain with respect to the Subleased Premises and Sublessee's use and occupancy thereof all insurance as required on the part of the Tenant under the Prime Lease, and shall name as additional insureds, as their interests may appear, the Landlord and Sublessor. Prior to the Sublease Commencement Date, Sublessee shall deliver to Landlord and Sublessor a certificate of insurance evidencing the existence of such insurance. At least thirty (30) days before any insurance policy shall expire, Sublessee shall deliver to Landlord and Sublessor replacement certificates of insurance together with evidence that all premiums therefor have been paid.

(d)Inspections. Landlord or Sublessor shall have the right to enter the Subleased Premises during normal business hours and upon twenty-four (24) hours prior written notice or via email to Sublessee, for purposes of inspection and for the other purposes for which rights of entry are reserved under the Prime Lease, except that such prior notice shall not be required in the case of emergency. A representative of Sublessee may accompany Landlord or Sublessor or any other person or persons on all such inspections or other entry onto the Subleased Premises, except for: (i) in the case of an emergency; (ii) Sublessor' s entry onto the Subleased Premises is a direct result of a good faith belief that Sublessee is in violation of this Sublease or the Prime Lease; (iii) Sublessor has given advance notice of such entry as required by this Section 6(d) and Sublessee has failed to provide a representative in a timely manner; (iv) performance of scheduled or immediately necessary maintenance or cleaning services; or (v) as agreed upon by Sublessor and Sublessee in advance.

(e)Subordination. In addition to complying with Sublessor's obligations as Tenant under the Prime Lease with respect to the Subleased Premises and Sublessee's use and occupancy thereof, this Sublease shall automatically be subordinate to any mortgagee or primary encumbrance now or hereafter affecting the Subleased Premises.

(f)Exclusions. The following portions of the Prime Lease shall not apply to this Sublease: Sections 2.3, 3.1-3.5, 5, 6, 9 (except for Section 9.1), 10 (except for Section 10.10) and Section 29.

7.Condition of Subleased Premises

(a)Prime Lease. Sublessee has examined the Prime Lease and accepts the Subleased Premises "as is" without representation, covenant or warranty, express or implied, in fact or in law, by Sublessor or its agents, and without recourse to Sublessor or Landlord.

(b)Condition of Subleased Premises. Except as may otherwise be provided for herein, the taking of occupancy or possession of the whole or any part of the Subleased Premises by Sublessee shall be conclusive evidence, as against Sublessee, that Sublessee accepts possession of the space so occupied, the same was accepted by Sublessee in its "AS IS" condition, and that the same were in good and satisfactory condition at the time such occupancy or possession was so taken, without representation, covenant or warranty, express or implied (including without limitation any implied warranty of habitability, merchantability or fitness for a particular purpose) in fact or in law, by Sublessor or its agents, and without recourse to Sublessor or Landlord, as to any of the above.

(c)Condition of FF&E. Sublessee accepts the FF&E in their "AS IS" condition, without representation, covenant or warranty, express or implied (including without limitation any implied warranty of habitability, merchantability or fitness for a particular purpose) in fact or in law, by Sublessor or its agents, and without recourse to Sublessor or Landlord, as to any of the above.

8.Alterations/Repairs/Signage

(a)Sublessee shall not make any alterations, improvements or additions to the Subleased Premises without the prior written consent of Landlord. Any alterations, improvements or other modifications shall be done in compliance with Section 12 of the Prime Lease.

(b)Sublessee shall keep the Subleased Premises in a neat and orderly condition and shall make all repairs to maintain the Subleased Premises as required of Sublessor as Tenant as set forth in the Prime Lease.

(c)Sublessee may not place any signage on the Subleased Premises without the prior written consent of the Landlord. Notwithstanding the foregoing and subject to the Prime Lease, Sublessee shall be entitled to install at its cost and expense lobby signage as approved by the Landlord.

9.Assignment or Subletting. Sublessee shall not assign this Sublease, mortgage, pledge or encumber Sublessee's interest in this Sublease or sublet all or any portion of the Subleased Premises without the prior written consent of Sublessor and Landlord which consent shall not unreasonably be denied. If Sublessor and Landlord consent to any such assignment or subletting, Sublessee shall remain fully and primarily liable to Sublessor, in all respects, under this Sublease.

10.Defaults and Termination

(a)Subject to the grace periods provided in Section 11 below, if Sublessee shall at any time be in default in the payment of Gross Rent or of any other sum required to be paid by Sublessee under this Sublease, or in the performance of or compliance with any of the terms, covenants, conditions or provisions of this Sublease or the Prime Lease, or if Sublessee breaches or otherwise commits an event of default under the Prime Lease, then and in addition to any other rights or remedies Sublessor may have under this Sublease and at law and in equity, shall have the following rights:

(i)Sublessor shall have the same rights and remedies against Sublessee for default of this Sublease as the Landlord would have against Sublessor as Tenant under the Prime Lease, including, without limitation, the rights of rental acceleration, Sublease termination, retaking possession and damages.

(ii)If Sublessee shall be in default in the payment of Gross Rent or any other sum required to be paid by Sublessee under this Sublease beyond any applicable grace period set forth in Section 11 below, Sublessee shall pay interest on the delinquent amounts at the default interest rate as defined in Section 3.6 of the Prime Lease in addition to any other remedies as set forth in Section 23 of the Prime Lease.

(iii)No waiver by Sublessor of any breach by Sublessee of any of Sublessee's obligation, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement of covenant, nor shall any forbearance by Sublessor to seek a remedy for any breach by Sublessee be a waiver by Sublessor of any rights and remedies with respect to such or any subsequent breach.

(iv)If Sublessee shall be in default in the performance of any of its obligations hereunder, Sublessor may (but shall not be obligated to do so), in addition to any other rights it may have in law or equity, cure such default on behalf of Sublessee. In such event, Sublessee shall reimburse Sublessor upon demand, as additional rent, for any costs incurred by Sublessor in curing said defaults, including without limitation reasonable attorneys' fees from the date Sublessor incurs such costs, along with interest from the date Sublessor cures any such default until the date such sum is paid, at the rate specified in Section lO(a)(ii) herein.

(b)If for any reason whatsoever, the Prime Lease should terminate prior to the expiration of the Sublease Term, then this Sublease shall likewise terminate simultaneously with such termination and Sublessee shall have no right or cause of action against Landlord or Sublessor by reason of such termination.

11.Grace Period. If Sublessee shall be in default of any of the terms and provisions of this Sublease, and if the Prime Lease shall allow a grace period for cure of a default of a similar type and nature, then Sublessee shall be entitled to a grace period which is three (3) days less than the corresponding grace period in the Prime Lease.

12.Indemnification of Sublessor. Sublessee agrees to indemnify, defend and save Sublessor harmless from and against any and all claims by or on behalf of any persons, firms or corporations arising from the occupancy, conduct, operation or management of the Subleased Premises or from any work or thing whatsoever done or not done in and on the Subleased

Premises, or arising from any breach or default on the part of Sublessee in the performance of any covenant or agreement on the part of Sublessee to be performed pursuant to the terms of this Sublease, or under the law, or arising from any act, neglect or negligence of Sublessee, or any of its agents, contractors, subtenants, servants, employees, or licensees or arising from any accident, injury or damage whatsoever caused to any person, firm, corporation or property occurring during the term of this Sublease, in or about the Subleased Premises, and from and against all costs, expenses and liabilities incurred in connection with any such claim or action or proceeding brought thereon (including, without limitation, the reasonable fees of attorneys, investigators and experts).

13.Notices

(a)All notices, requests and demands to be given hereunder shall be in writing, sent to at the addresses set forth below by: (i) certified mail, return receipt requested, postage prepaid; or (ii) recognized overnight courier service.

If to Sublessor: Paulus, Sokolowski &
Sartor, LLC

Attention:

With a copy to: McElroy, Deutsch,
Mulvaney & Carpenter, LLP

Attention:

If to Sublessee: and prior to the
Sublease Commencement Date:

Timber Pharmaceuticals, Inc.
110 Allen Road

Basking Ridge, NJ 07920
Attention: John Koconis

After the Sublease Commencement
Date:

Timber Pharmaceuticals, Inc.
3 Mountain View Road Warren, New Jersey 07059
Attention John Koconis

(b)Each such notice, request or demand shall be deemed to have been given upon the earlier of (i) actual receipt or refusal by the addressee, or (ii) deposit thereof at any main branch of the United States Post Office if sent in accordance with subsection (a)(i) above, or (iii) deposit thereof with the carrier if sent in accordance with subsection (a)(ii).

(c)Either party, by notice similarly given, may change the person and/or address to which future notices shall be sent.

14.Surrender. At the expiration or earlier termination of this Sublease, Sublessee covenants that it will peaceably and quietly leave and surrender the Subleased Premises, and will leave the Subleased Premises in broom clean condition. Sublessee shall restore the Subleased Premises in accordance with Section 21 of the Prime Lease reasonable wear and tear excepted. For the avoidance of doubt, if Sublessee exercises its option to purchase the FF&E as provided herein, Sublessee shall remove all FF&E from the Subleased Premises and any damage caused by such removal shall be repaired by Sublessee.

15.Holding Over. In the event of a holding over by Sublessee or any entity claiming through Sublessee after the expiration or other termination of this Sublease, Sublessee shall become a tenant at sufferance upon all of the terms and provisions of this Sublease, except as otherwise provided herein. Sublessee shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during such holdover) equal to 150% of the sum of the Gross Rent due for the period immediately preceding such holding over for the first month and 200% thereafter. The Rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession. No holding over by Sublessee or payments of money by Sublessee to Sublessor after the expiration of the term of the Sublease shall be construed to extend the term of the Sublease or prevent Sublessor from recovery of immediate possession of the Subleased Premises by summary proceedings or otherwise. Without limiting the foregoing, Sublessee hereby agrees to indemnify, defend and hold harmless Sublessor from and against any and all claims, liabilities, actions, losses, damages (including, without limitation, direct, indirect, incidental and consequential) and expenses (including, without limitation, court costs and reasonable attorneys' fees) asserted against or sustained by Sublessor and arising from or by reason of such retention of possession, which obligations shall survive the expiration or termination of the Sublease.

16.No Other Rights Conveyed. This Sublease shall not be construed to convey to Sublessee any expansion options, rights of first offer, rights of first refusal, renewal rights or options or any other rights, options or privileges of Sublessor under the Prime Lease which are not specifically set forth in this Sublease, all of which shall be personal and exclusive to Sublessor.

17.Fire or Other Casualty/Waiver of Subrogation. Sublessor and Sublessee hereby release the other and all persons claiming under them, and Sublessee hereby also releases Landlord from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties, or any other insured casualty, even if such fire or other casualty shall be brought about by the fault or negligence of the other party, or any persons claiming under it.

18.Waiver of Jury Trial. IT IS UNDERSTOOD AND AGREED BY AND AMONG SUBLESSOR AND SUBLESSEE THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANYWAY CONNECTED WITH THIS SUBLEASE OR THE USE OR OCCUPANCY OF THE SUBLEASED PREMISES, OR OTHERWISE. IT IS

FURTHER AGREED BY AND BETWEEN THE PARTIES HERETO THAT IN THE EVENT SUBLESSOR COMMENCES ANY SUMMARY PROCEEDINGS FOR NON PAYMENT OF RENT, SUBLESSEE WILL NO INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING.

19.Entire Agreement. This Sublease together with the Prime Lease and all exhibits hereto and thereto contains the entire agreement between the parties hereto and there are no collateral agreements or understandings. This Sublease shall not be modified in any manner except by an instrument in writing executed by Sublessor, Sublessee and Landlord.

20.Successors and Assigns. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

21.Governing Law. This Sublease shall be governed and construed in accordance with the laws of the State of New Jersey.

22.Time. Time is of the essence in this Sublease and with regard to all provisions herein contained.

23.Severability. If any provision hereof shall be found to be illegal, void or unenforceable, this Sublease shall be construed as if said provisions were not herein contained, so as to give full force and effect, as nearly as possible, to the original intent of the parties hereto.

24.Relationship. Nothing herein contained shall be deemed to create any partnership or joint venture between the parties hereto, and the relationship of the parties shall be solely that of sublessor and sublessee.

25.Landlord's Approval. This Sublease and the parties' obligations hereunder are contingent upon the prior written approval of Landlord.

26.Brokers. Sub lessor and Sublessee each represent and warrant to the other that other than Colliers International and Newmark Knight Frank (collectively "Broker") neither of them has employed any broker, agent or finder in connection with this Sublease. Each party shall and does hereby indemnify and hold the other party harmless from and against any claim or claims for commissions or other fees arising from or out of any breach of the foregoing representation and warranty. Sublessor shall pay the Broker pursuant to a separate agreement.

27.Representations.

The Sublessee hereby represents and warrants that:

27.1.Sublessee's use does not and will not require compliance with the Industrial Site Recovery Act (13 N.J.S.A. §1 K-6 et seq.) as amended;

27.2.The execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under this Sublease have been duly and validly authorized and no other approval, partnership, corporate, governmental or otherwise, is required to authorize any of the foregoing or to give effect to the Sublessee's execution and delivery of this Sublease;

27.3.It is not a Specially Designated National or a Blocked Person as those terms are defined in the rules of the Office of Foreign Assets Control nor a person or entity that is listed in the Annex to, or is otheIWise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

28.Counterparts. This Sublease may be signed in one or more counterparts, each of which shall be considered an original, including copies transmitted by telecopy, electronic mail, or FAX, and all of which, when taken together, shall constitute one and the same agreement. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

[Execution Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date and year first above written.

SUBLESSOR:

PAULUS, SOKOLOWSKI AND SARTOR, LLC

By:	/s/ JOHN A. SARTOR
Name:	JOHN A. SARTOR
Title:	president & CEO

SUBLESSEE:

TIMBER PHARMACEUTICALS, Inc.

By	/s/ John Koconis
Name:	John Koconis
Title:	Chairman and CEO